EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT is by and between Freescale Semiconductor, Inc., (the “Company”), and Sandeep Chennakeshu (the “Executive”) dated as of the 12th day of May 2006.

WHEREAS, the Company desires to employ the Executive and to enter into this Agreement embodying the terms of such employment; and,

WHEREAS, the Executive desires to enter into this Agreement and to accept such employment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledge, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1. Effective Date. The “Effective Date” shall mean June 1, 2006.

2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on that Effective Date and ending on the fourth anniversary thereof (the “Initial Employment Period”). The Initial Employment Period will automatically renew for an additional one year period unless on or before March 1, 2010, the Company or the Executive delivers a written notice (a “Notice of Non-Renewal”) to the other Party that the employment period will not be so extended (the Initial Term as so extended, the “Employment Period”). If a Notice of Non-Renewal is tendered, the Employment Period will expire effective May 31, 2010. After the Initial Employment Period, the Employment Period shall continue to automatically renew for additional one year periods unless by March 1 of any successive year, the Company or the Executive delivers a Notice of Non-Renewal, in which case the Employment Period will expire effective May 31 of that calendar year. This Agreement is contingent upon proof of employment eligibility to work in the U.S. and compliance with export control requirements. Prior to or on the Effective Date, the Executive will supply to the Company satisfactory and appropriate documentation of identity and authorization to work in the U.S. and to be compensated through the Company’s United States payroll.

3. Terms of Employment.

a. Position and Duties. (i) During the Employment Period, subject to applicable law and regulation (including immigration policies), the Executive shall serve as Senior Vice President and General Manager of the Wireless & Mobile Systems Group (“WMSG”) of the Company, with such duties and responsibilities as are commensurate with such position, and shall report to the Chairman and Chief Executive Officer of the Company.

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The Executive’s principal location of employment shall be at the headquarters of the Company at 6501 William Cannon Drive West in Austin, Texas; provided, that the Executive may be required under reasonable business circumstances to travel outside of the applicable principal location of employment in connection with performing his duties under this Agreement.

(ii) The Executive agrees that during the Employment Period, he shall devote all of his business time, energies and talents to serving as the Company’s Senior Vice President and General Manager of the Wireless & Mobile Systems Group, in accordance with each of the Company’s policies and procedures, including its corporate governance policies, and its Code of Business Conduct and Ethics (the “Freescale Code”), Ethics policies, and Standard Operating Policies (collectively, the “Freescale Policies”). During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 6, to (A) serve on corporate, civic or charitable boards or committees, provided, that, the Executive shall comply with Ethics Policy E-5 on Board Memberships and shall be permitted to serve on no more than one such corporate board, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities, or violate any Freescale Policies. The Executive acknowledges that he has been provided with a copy of the Freescale Code, and a list of the Company’s Ethics Policies and Standard Operating Policies.

(iii) The Executive acknowledges that the Company has adopted the equity ownership requirements for its senior executives, and agrees that he has been informed of these requirements and shall at all times during his service with the Company be subject to these requirements, as they may be amended from time to time, on the same basis as other senior executives.

b. Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive a bi-weekly salary of approximately $26,923.08 (Twenty Six Thousand Nine Hundred Twenty Three Dollars and eight cents) (all amounts in this Agreement are expressed in U.S. Dollars) which equates to an annual base salary (“Annual Base Salary”) of $700,000 (Seven Hundred Thousand Dollars). During the Employment Period, the current Annual Base Salary shall be reviewed for increase at such time as the salaries of senior executives of the Company are reviewed generally, provided, that the Executive’s first such review shall occur no earlier than January 2007.

(ii) Annual Bonus. For each year completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon performance targets that are established by the Chairman and Chief Executive Officer and approved by the Compensation and Leadership Committee of the Board of Directors (the “Committee”); provided that, the Executive’s target Annual Bonus shall be equal to $500,000 (Five Hundred Thousand Dollars) (the “Target Bonus”). The business performance factor of the Executive’s target Annual Bonus for fiscal year 2006 will be

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based upon two sets of metrics: the WMSG targets will represent 25% of the business performance factor, and the Corporate targets will represent the other 75% of the business performance factor. The Executive’s target Annual Bonus for calendar year 2006 shall be prorated based on the portion of such year the Executive is employed with the Company beginning on the Effective Date.

(iii) Initial Restricted Stock Units Grant. Promptly following the Effective Date, the Company shall grant to the Executive, pursuant to the Freescale Omnibus Incentive Plan of 2005 (the “Incentive Plan”), 250,000 restricted stock units (the “Restricted Stock Units’). The Executive must execute the required Stock Option/Restricted Stock Unit Consideration Agreement (the “SOCA”) in order to receive the Restricted Stock Units. The Restricted Stock Units shall vest in four equal annual installments (each, a “Restricted Stock Units Installment”) on each of the first four anniversaries of the date of the grant, provided in each case that the Executive remains in the employ of the Company through each such date. The Restricted Stock Units shall be subject to the terms and conditions of the Incentive Plan, the SOCA and the award agreement evidencing the grant of the Restricted Stock Units.

(iv) Signing Bonus. Within 30 days following the Effective Date, the Company will pay the Executive a signing bonus in the gross amount of $1,000,000 (One Million Dollars). If the Executive’s employment ends prior to May 31, 2007 for Cause or due to voluntary termination without Good Reason, the Executive agrees to repay to the Company the entire Signing Bonus (less the amount withheld by the Company for taxes and other Federal withholding requirements at the time of payment of the bonus). Such payment will be made within 60 days of the termination of employment.

(v) Benefits. During the Employment Period, the Executive shall (subject to applicable law and regulation) be eligible for participation in the family health (medical, vision, dental), life and disability insurance, welfare, retirement, perquisite and fringe benefit and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company and their families generally; provided, that, any severance payments or benefits to be received under any severance benefit plans, practices, policies and programs shall be offset and reduced by any severance benefits or payments received under Section 5 of this Agreement. The Executive will be eligible to receive Relocation Benefits under the Freescale’s Relocation policy. Excluded from such benefits will be any loan or equity advance. The Company hereby waives any requirement for the Executive to repay the relocation benefits if he separates from employment with the Company prior to the end of the Employment Period.

(vi) Change in Control Benefits. The Executive shall be eligible for participation as a “Tier 1” participant in the Company’s Officer Change in Control Severance Plan or any successor change in control plan or program (the “Change in Control Plan”), as may be in effect from time to time, for senior executives of the Company generally. Notwithstanding the foregoing, if the Company adopts a Change in Control severance plan for senior executives generally with more generous benefits than the Change in Control Plan, the Executive will be entitled to those more generous benefits to the extent applicable.

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(vii) Expenses. During the Employment Period, the Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the policies of the Company, as applicable, as may be in effect from time to time for senior executives generally.

(viii) Paid Time Off. During the Employment Period, the Executive shall be eligible for Paid Time Off in accordance with the policies of the Company, as applicable, as may be in effect from time to time for senior executives generally.

(ix) Long-Term Incentive Awards. As determined by the Chief Executive Officer and approved by the Committee, the Executive will be eligible for grants of equity compensation awards under the Company’s long-term incentive compensation plans in accordance with the Company’s practices in effect for Senior Vice Presidents from time to time. All grants of equity compensation awards will be made at the discretion of the Chief Executive Officer, as approved by the Committee.

c. Other Entities. The Executive agrees to serve upon request, without additional compensation, as an officer and director for some of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other entities, which, in each case, are affiliates, including entities in which the Company has a significant investment, as determined and requested by the Company.

4. Termination of Employment.

a. Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 8(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for 90 consecutive days or for 120 intermittent days in any one-year period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

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b. Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposed of this Agreement, “Cause: shall mean:

(i) the Executive’s willful and continued failure to substantially perform his duties under this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days following delivery to the Executive or a written demand for substantial performance specifying the manner in which the Executive has failed to substantially perform; or

(ii) the Executive’s willful engagement in malfeasance, fraud, dishonesty or misconduct (other than dishonesty or misconduct that has no detrimental impact on the Company’s reputation or business);

(iii) the Executive’s conviction of, or plea of guilty or nolo contendere, or deferred adjudication to, a felony or misdemeanor (other than a misdemeanor traffic offense);

(iv) as of the Effective Date, failure to provide appropriate documentation of identity and authorization to work in the United States; and,

(v) the Executive’s material breach of Section 3(a) or Section 6 of this Agreement.

c. Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 4(c) below shall have occurred and the Executive provides the Company with written notice thereof within 15 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Executive’s written consent (and except as required by applicable law and regulation or in consequence of a prior termination or a Notice of Termination of the Executive’s employment), the occurrence of any of the following:

(i) a reduction by the Company in the Executive’s Annual Base Salary or a reduction in the Executive’s Target Bonus; or

(ii) a material reduction in the aggregate level of employee benefits made available to the Executive when compared to the benefits made available to the Executive at any time during the Employment Period, unless such reduction is applicable to senior executives of the Company generally; or

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(iii) a material diminution in the Executive’s duties or responsibilities (other than as a result of the Executive’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities).

(iv) a material change in the Executive’s reporting relationship that is inconsistent with the terms of the first sentence of Section 3(a)(i); or,

(v) the Company requiring the Executive’s principal location of employment to be at any office or location more than 35 miles from the principal headquarters of the Company (other than to the extent agreed to or requested by the Executive).

d. Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason (other than due to death, Disability, or retirement), and such termination shall not be deemed to be a breach of this Agreement.

e. Notice of Non-Renewal. Executive’s employment may expire as the result of a Notice of Non-Renewal by either Executive or Company.

f. Notice of the Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 8(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

g. Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating Party notifies the other Party of such termination, (iii) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date, or (iv) if the Executive’s employment expires as a result of a Notice of Non-Renewal by the Executive or the Company.

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h. Resignation from All Positions. Notwithstanding any other provision of the Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Company, the Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Company (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, all boards of directors of any subsidiaries. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

5. Obligations of the Company upon Termination.

a. Good Reason; Other Than for Cause. Subject to Section 8(b), if during the Employment Period, (1) the Company shall terminate the Executive’s employment other than for Cause, Death, or Disability, or (2) the Executive shall terminate employment for Good Reason;

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days (except as specifically provided in Section 5(a)(i)(A)(3)) after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive’s accrued but unpaid Annual Base Salary and any accrued but unused Paid Time Off through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(vii) but have not been reimbursed by the Company as of the Date of Termination, and (3) the Executive’s Annual Bonus for the calendar year immediately preceding the calendar year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid); and

B. an amount equal to the product of (x) two and (y) the sum of (I) the Executive’s Annual Base Salary and (II) the Target Bonus; and,

C. to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.

(ii) In addition to the above payments:

A. for two years after the Executive’s Date of Termination, the Company will continue medical and life insurance benefits to the Executive (and, if applicable, to any

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dependents of the Executive who received such benefits under his coverage prior to the Date of Termination) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided, that the Executive continues to make all required contributions; provided, however, that, if the Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health or life insurance benefits under another employer-provided plan, the health benefits or life insurance described herein, whichever is applicable, shall no longer be provided by the Company; and,

B. the next Restricted Stock Units Installment scheduled to vest after the Date of Termination under the Restricted Stock Unit grant described in Section 3(b)(iii) above will vest as of the Date of Termination, or Company will make a payment equal to the amount of the number of shares that would otherwise vest pursuant to this provision multiplied by the closing price of Freescale Class A Stock on the Date of Termination.

Except with respect to payments and benefits under Sections 5(a)(i)(A)(1), 5(a)(i)(A)(2) and 5(a)(i)(C), all payments and benefits to be provided under this section 5(a) shall be subject to the Executive’s execution and non-revocation of a release of all claims substantially in the form attached hereto as Exhibit A.

b. Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses 5(a)(i)(A)(1), (2) and (except in the event of a termination by the Company for Cause) (3), and 5(a)(i)(C).

c. Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the obligation to pay or provide to the Executive’s beneficiaries an amount equal to the amount set forth in clauses (1), (2), and (3) of Sections 5(a)(i)(A) and 5(a)(i)(C) above.

d. Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2), and (3) of Sections 5(a)(i)(A) and 5(a)(i)(C) above and the timely payment or provision of Other Benefits, including any applicable disability benefits.

Notwithstanding anything set forth in this Agreement, Executive or Executive’s beneficiaries shall be entitled to receive the benefit of accelerated lapse or restrictions and/or vesting of equity grants, including but not limited to, options and RSUs as set forth in the applicable plans, award agreements and other documentation setting forth terms and conditions of such equity grants.

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e. Notice of Non-Renewal. If the Executive’s employment expires by reason of issuance of Notice of Non-Renewal by either Party, this Agreement will expire without further obligations to the Executive under this Agreement, other than (1) the obligation to pay the Executive’s accrued but unpaid Annual Base Salary and any accrued but unused Paid Time Off through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(vii) but have not been reimbursed by the Company as of the Date of Termination, (3) the Executive’s Annual Bonus for the calendar year immediately preceding the calendar year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination, and (4) the Executive’s entitlement to accrued benefits as of the Date of Termination in accordance with the plans governing those benefits.

6. Covenants.

a. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchases of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment by the Company that is not public knowledge (other than as a result of the Executive’s violation of this Section 6(a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities for the Company. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to disclose. Upon his termination of employment with the Company for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Company or containing any trade secrets relating to the Company or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Company, and all keys, credit cards and passes, and such materials shall remain the sole property of

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the Company. The Executive agrees to execute any standard-form confidentiality agreements that apply to senior executives (including, without limitation, the Freescale Assignment and Confidentiality Agreement, and further agrees to honor such policies and agreements pursuant to their terms during and following his employment with the Company. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 6(a).

b. Work Product and Inventions. The Company and/or its nominees or assigns shall own all right, title, and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Company, and arising from or relating to such employment or the business of the Company or other member of the Company (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company). The Executive shall promptly and fully disclose to the Company and to no one else all Developments, and hereby assigns to the Company without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the executive has not acquired and shall not acquire any rights during the course of his employment with the Company or thereafter with respect to any Developments.

c. No Competition—Solicitation of Business. If the Executive is terminated for Cause or voluntarily terminates his employment other than for Good Reason during the Restricted Period (the “Restricted Period” shall mean the period from the Effective Date through the second anniversary of the Executive’s termination of employment with the Company), the Executive shall not, either directly or indirectly, compete with the business of the Company by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of the Company, or (B) any person or entity who is or was at any time during the previous twelve months a customer of the Company. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) whose primary business is the design, manufacture or sale of integrated circuits/semiconductors, microcontrollers for the wireless products and services industry (including but not limited to wireless devices and infrastructure), similar to products that are designed, manufactured or sold by

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WMSG as of the Date of Termination. Competitive Business does not include a “Startup Company.” Startup Company means any person or entity that has functioned as a business for three years or less and has less than $1 billion dollars in annual revenues. For the avoidance of doubt, the restrictions described in subsection (ii) above do not apply to a Startup Company. Executive agrees that during the Restricted Period he will seek the Company’s prior written consent that any proposed employment or other engagement does not violate the non-competition provisions of this Agreement. Company agrees that it will not unreasonably delay or withhold consent. If the Parties are unable to reach agreement within 10 days after Company’s receipt of Executive’s written request for consent, Executive may proceed to refer the matter to a qualified, independent neutral expert experienced in the industry, (the “Neutral Expert”), by providing written notice to Company. Within five days after Company receives Executive’s written notice, the Parties will choose a mutually acceptable Neutral Expert. No Party will unreasonably withhold consent to the selection of the Neutral Expert. Within seven days after the Neutral Expert is selected, or as soon thereafter as the Neutral Expert is able to meet with the Parties, the Parties will meet with the Neutral Expert to present their positions, in a manner to be determined by the Neutral Expert. Based exclusively on the evidence presented by the Parties at that meeting, the Neutral Expert will determine whether Executive’s proposed employment or other engagement violates the non-competition provisions of this Agreement. The decision of the Neutral Expert will be final, binding, and non-appealable.

d. Assistance. The Executive agrees that during and after his employment by the Company, upon request by the Company, the Executive will assist the Company in the defense of any claims, or potential claims that may be made or threatened to be made against the Company in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company (or its actions), regardless of whether a lawsuit has then been filed against any the Company with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorney’s fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 6 (d) shall be at mutually agreed to and convenient times and shall not interfere with Executive’s ability to substantially perform his duties with his current employer.

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e. Remedies. The Executive acknowledges and agrees that the terms of Section 6: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 6 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Parties further acknowledge and agree that the provisions of this Section 6 are accurate and necessary because (A) this Agreement is entered into in the State of Texas, (B) as of the Effective Date, Texas will have a substantial relationship to the Parties, (C) as of the Effective Date, Texas will be the headquarters state of the Company, which has operations worldwide and has a compelling interest in having its employees treated uniformly, and (E) enforcement of the provision of this Section 6 would not violate any fundamental public policy of Texas or any other jurisdiction. If any of the provisions of Section 6 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 6 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

7. Successors. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. If the Company sells or otherwise divests only the business currently known as WMSG and the action does not trigger benefits for the Executive under the Change in Control Plan, Company will offer Executive an alternate position within the Company at the same work location and at the same pay and benefits. If Executive accepts the alternate position, he will continue employment with the Company under the terms of this Agreement with the exception of a change in his Position and Duties. If Executive does not accept the alternate position, he can terminate his employment for Good Reason and the provisions and obligations of this Agreement relating to termination for Good Reason will apply.

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8. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Texas, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

b. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party of by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

By Hand Delivery or to the following address:

If to the Company:

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

MD: TX30/OE09

Austin, TX 78735

Attention: General Counsel

or to such other addresses as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

c. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

d. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

e. Subject to the provisions of Section 4(c), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

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f. From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the Parties with respect to the subject matter hereof (it being understood that this Agreement in no way supersedes any agreements executed pursuant to Section 6 (a)). Notwithstanding the foregoing, in the event of a Change in Control, the Change in Control Plan shall supersede this Agreement; provided, that in such event the provisions of Section 3(b)(vi) and Section 6 (including any other agreements executed pursuant to Section 6(a)) shall remain in force.

g. The Executive or the Company may not issue a press release or otherwise publicly disclose the Executive’s employment or potential employment with the Company without mutual consent as to the content and timing of such disclosure.

9. Director’s and Officer’s Insurance. The Company shall provide the Executive with Director’s and Officer’s insurance coverage, including indemnification, on terms no less favorable than the terms of the coverage provided to similarly situated current officers of the Company.

10. Representations. Prior to the Effective Date Executive will cause his current employer to provide a letter stating that after termination of his employment with his current employer, Executive’s current employer will not interfere with Executive’s proposed employment with the Company, and that there are no pending or potential claims or charges against Executive by his current employer. The Executive represents that he is authorized to enter the United States for business travel and that he has no visa or other immigration violations of which he is aware that would prevent him from obtaining travel visas in any country where the Company conducts business.

[Left	intentionally	blank	]

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Sandeep Chennakeshu
Executive

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Kurt Twining
Title:	Senior Vice President, Human Resources

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Exhibit A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is a complete and final agreement between Executive (for yourself, your spouse and anyone acting for you) (“you”), and Freescale Semiconductor, Inc. (for itself, its subsidiaries and affiliates and anyone acting for Freescale) (“Freescale”) that resolves all matters between you and Freescale. Except where otherwise specified, this Agreement supersedes and nullifies all prior and concurrent communications, acknowledgements and agreements (except as provided herein) between you and Freescale, including any prior versions of this Agreement. This Agreement has been individually negotiated and is not part of a group incentive or other termination program. In consideration for the payments and benefits provided under this Agreement, you and Freescale agree to the following terms of your separation from Freescale:

1. SEPARATION. You are relieved of all duties and responsibilities effective DATE (the “Separation Date”). You tender and Freescale accepts your resignation as a director or officer of Freescale and its subsidiaries and affiliates effective as of the Separation Date. At Freescale’s request, you shall execute any and all documents reasonably necessary to confirm your resignation as a director and/or officer of Freescale and its subsidiaries and/or affiliates.

2. SEPARATION ALLOWANCE AND INCENTIVE PLANS. Freescale will pay you a lump sum Separation Allowance in the amount of AMOUNT less applicable state and federal tax deductions, within thirty (30) days after you have signed and not revoked this Agreement. You acknowledge and agree that this Separation Allowance constitutes an amount to which you are not otherwise entitled, and serves as additional consideration for this Agreement.

The Separation Allowance and other payments described in this Agreement include and exceed any pay, bonuses, or any other amounts that are unpaid as of your separation. You acknowledge that you will only be paid the amounts specifically identified in this Agreement and will not receive any additional payments from Freescale.

3. BENEFIT AND EQUITY PLANS.

(a) The effect of your separation and this Agreement upon your participation in, or coverage under, any of Freescale’s benefit or compensation plans and any applicable stock option plans, award documents or restricted stock or restricted stock unit agreements shall be governed by the terms of those plans and agreements except as specifically modified by this Agreement or your Employment Agreement dated May 12, 2006. Freescale is making no guarantee, warranty or representation in this Agreement regarding any position that may be taken by any administrator or plan regarding the effect of this Agreement upon your rights, benefits or coverage under those plans.

(b) Upon your separation, each of your outstanding Freescale stock option grants will be accorded the most favorable treatment for which each grant qualifies per the terms of the applicable stock option plans or award documents. You understand that you remain subject to the current blackout period under Freescale’s Insider Trading Policy. This restriction precludes you from trading Freescale stock until the third business day following the release of the company’s earnings in DATE.

(c) Benefits coverage under the Freescale Employee Medical Benefits Plan (the “Medical Plan”), as amended from time to time, will be continued at the regular employee contribution rate through DATE, provided that you comply with all terms and conditions of the Medical Plan, including paying the necessary contributions and provided further, if you are reemployed with another employer and become covered under that employer’s

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medical plan, the medical benefits described herein (if they are not terminated as provided in COBRA, defined below) shall be secondary to those provided under such other plan. After your Separation Date, you may elect to continue medical benefits under the Medical Plan at your own expense, in accordance with COBRA.

4. OUTPLACEMENT. Freescale will provide you with senior executive outplacement and career continuation services in an amount and by a firm selected by Freescale for a period of up to one (1) year if you elect to participate in such services.

5. NO DISPARAGEMENT. You agree that you will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Freescale or its good will, products or business opportunities, or in any manner detrimental to Freescale, though you may assist and cooperate with the Equal Employment Opportunity Commission or other government agency and otherwise give truthful and non-malicious testimony if properly subpoenaed to testify under oath.

6. COOPERATION/INDEMNIFICATION. From your SEPARATION Date, and for as long thereafter as shall be reasonably necessary, you agree to cooperate fully with Freescale in any investigation, negotiation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by Freescale. You also agree to help Freescale transition your duties to other Freescale employees during this period. If you incur any business expenses in the course of performing your obligations under this paragraph, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred. Freescale will indemnify you for judgments, fines, penalties, settlement amounts and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred in defending any actual or threatened action, lawsuit, investigation or other similar proceeding arising out of your employment with Freescale, provided that if the matter is a civil action, you acted in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of Freescale, and if the matter is a criminal action, you had no reasonable cause to believe your conduct was unlawful.

7. PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. You agree to maintain the confidentiality of Freescale’s confidential or proprietary information and trade secrets in accordance with agreements previously signed by you and with the law applicable to you as an officer and/or director of Freescale, including but not limited to state trade secret protection statutes and your common law fiduciary duty and duty of loyalty. Such Freescale confidential and proprietary information and trade secrets relating to Freescale’s past, present, or future business, products or technology include, but are not limited to, information in the following categories: (a) strategy and roadmap information including but not limited to business plans, strategic plans, initiatives, potential merger, acquisition and divestiture plans, venture capital investment plans, five-year and other financial and business plans, new and existing business/product plans, and capital planning; (b) alliance, investment and strategic relationship information including but not limited to non-public alliance and investment identity, terms and conditions of contracts, terms of investment, and status of existing/consideration of potential alliances and strategic relationships; (c) management information including but not limited to activities of any corporate-level, region-wide, Freescale-wide, business unit, regional or account leadership team, or their direct reports; (d) technology information including but not limited to present and future research and development, technology roadmaps, technology licensing strategies, and communications and semiconductor core and process strategies; (e) employee and employment information including but not limited to members of leadership teams, job functions, organization and reporting relationships, individual performance, salaries, grades, stock options, bonus plans, variable pay plans, management and leadership planning, and high potential employee information, benefits, recruiting, and human resources policy and procedure; (f) customer information of Freescale including but not limited to non-public customer identity, product purchases, purchase volume, purchase quantity, product mix, sales strategies for particular customers, pricing, distribution plans and strategies, and customer relationship information; (g) product pricing and cost information including but not limited to product costs, margins, manufacturing, sales, development, and distribution costs; (h) manufacturing information including capacity, vendors, materials costs, foundry and

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outsourcing relationships, volume, pricing, and strategy, and internal manufacturing capabilities and strategy; and (i) core process redesign plans, strategies, activities and implementation. Nothing in this Agreement is intended to prohibit you from disclosing information about Freescale, its customers, successors or assigns, or its affiliated entities, or about its or their products, services or business opportunities that is not confidential or proprietary. You shall give Freescale reasonable advance written notice of your intent to disclose any potentially confidential information obtained by you as a result of your employment by Freescale. You agree to keep the terms of this Agreement confidential, except as required in Paragraph 8, or unless required by law to disclose this information, or except to your attorney or to anyone preparing your tax returns, or to a prospective employer (with economic terms deleted). You may also disclose the terms of this Agreement to your spouse, but if you do so you are responsible for ensuring that she likewise abides by the confidentiality requirements of this section, and that any violation by her of these requirements will be treated as a violation of this Section by you.

8. PROTECTION AGAINST INEVITABLE DISCLOSURE. You acknowledge that the nature of your duties and responsibilities for a future employer or for any entity or business for which you perform services in a contract relationship (including but not limited to service as a member of a board of directors or advisory council), might, by the very nature of the duties and responsibilities, result in the disclosure of trade secrets or other information that is confidential and/or proprietary to Freescale. Accordingly, you agree to inform any future employer, or entity or business contracting with you for services, of the possibility of such disclosure and the requirements of this Agreement and request that safeguards be established to ensure against such disclosure. You agree that you will not perform any duties or responsibilities for any third party that will involve the disclosure of Freescale confidential and/or proprietary information or trade secrets or that will present a reasonable possibility of such disclosure.

9. RETURN OF FREESCALE PROPERTY. You further agree, pursuant to your obligations to Freescale under the provisions of your Assignment and Confidentiality Agreement, the Freescale Code of Business Conduct and Ethics, and the Freescale SOP entitled Information Classification and Protection (iCAP) to return to Freescale by your Separation Date all Freescale property and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in your possession at all Freescale and non-Freescale locations, including but not limited to information stored electronically on computer hard drives or disks.

10. NON-COMPETITION/NO SOLICITATION. You acknowledge that you have entered into certain Stock Option/Restricted Stock Unit Consideration Agreements, Restricted Stock Agreements and Restricted Stock Unit Agreements (collectively the “Stock Agreements”), and that the Stock Agreements, including the non-competition provisions therein, continue in full force and effect. The remainder of this section applies if termination is for Cause or if you voluntarily terminate your employment other than for Good Reason during the Restricted Period (the “Restricted Period” shall mean the period from the Effective Date through the second anniversary of the Executive’s termination of employment with Freescale). The obligations in this Section are in addition to and not a substitute for any such obligations contained in your Employment Agreement. You shall not, either directly or indirectly, compete with the business of Freescale by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of Freescale, or (B) any person or entity who is or was at any time during the previous twelve months a customer of Freescale. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) whose primary business is the design, manufacture or sale of

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integrated circuits/semiconductors, microcontrollers for the wireless products and services industry (including but not limited to wireless devices and infrastructure), similar to products that are designed, manufactured or sold by WMSG as of the Separation Date. Competitive Business does not include a “Startup Company”. Startup Company means any person or entity that has functioned as a business for three years or less and has less than $1 billion dollars in annual revenues. For the avoidance of doubt, the restrictions described in subsection (ii) above do not apply to a Startup Company. You agree that during the Restricted Period you will seek Freescale’s prior written consent that any proposed employment or other engagement does not violate the non-competition provisions of this Agreement. Freescale agrees that it will not unreasonably delay or withhold consent. If the Parties are unable to reach agreement within 10 days after Freescale’s receipt of your written request for consent, you may proceed to refer the matter to a qualified, independent neutral expert experienced in the industry, (the “Neutral Expert”), by providing written notice to Freescale. Within five days after Freescale receives your written notice, the Parties will choose a mutually acceptable Neutral Expert. Neither you nor Freescale will unreasonably withhold consent to the selection of the Neutral Expert. Within seven days after the Neutral Expert is selected, or as soon thereafter as the Neutral Expert is able to meet with the you and Freescale, you and Freescale will meet with the Neutral Expert to present their respective positions, in a manner to be determined by the Neutral Expert. Based exclusively on the evidence presented at that meeting, the Neutral Expert will determine whether your proposed employment or other engagement violates the non-competition provisions of this Agreement. The decision of the Neutral Expert will be final, binding, and non-appealable.

11. NEW EMPLOYMENT. You agree that you will immediately inform Freescale of (i) the identity of any new employment, start-up business or self-employment (including but not limited to service as a member of a board of directors or advisory council) in which you have engaged or will engage between the date you sign this Agreement and DATE (the “Notice Period”), (ii) your title in any such engagement, and (iii) your duties and responsibilities. You hereby authorize Freescale to provide a copy of this Agreement, excluding the economic terms, to any new employer or other entity or business by which you are engaged during the Notice Period. You further agree that during the Notice Period, you will provide such information to Freescale as it may from time to time reasonably request in order to determine your compliance with this Agreement.

12. BREACH OF AGREEMENT. You acknowledge that Freescale’s agreement to make the payments set forth in Paragraph 2 above is conditioned upon your faithful performance of your obligations under this Agreement, and you agree to repay to Freescale all sums received from Freescale under Paragraph 2 if you breach any of your obligations under Paragraphs 7, 8, 9, 10, or 11 of this Agreement, or the Stock Agreements referenced in Paragraph 10. In addition, for all stock options that you exercised within the three-year period prior to your Separation Date or at any time following your Separation Date, you will immediately pay to Freescale an amount representing the difference between the option price and the price you paid at the time of exercise. For any Restricted Stock or Restricted Stock Units, you agree to repay the amounts as indicated in those agreements. In any dispute regarding this Agreement, the prevailing party may recover reasonable attorneys’ fees and costs.

13. NON-ADMISSION/GENERAL RELEASE. You, for yourself, your agents, attorneys, heirs, administrators, executors and assigns, and anyone acting or claiming on your or their joint or several behalf, hereby waive, release and forever discharge Freescale, its present and former employees, officers, directors, agents, affiliates, subsidiaries, insurers, predecessors, successors, and assigns, the Freescale Board of Directors, its agents, successors, affiliates, and assigns, and anyone acting on their joint or several

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behalf (the “Releasees”), from and on any and all known or unknown claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses whatsoever that in any way arise from, grow out of or are related to events or circumstances that occurred prior to the date of your execution of this Agreement, including but not limited to any matter that relates to your employment with Freescale or the termination thereof.

You agree that the claims that you are waiving, releasing, and discharging include, but are not limited to, those arising from (a) any federal, state, or municipal civil rights, anti-discrimination, employment-related law, statute, or ordinance; or (b) any federal, state, or municipal law, statute, ordinance, or common law doctrine regarding (i) the existence or breach of oral or written contracts or employment, including your Employment Agreement, any amendment to that Employment Agreement, and any retention, change of control or other similar agreements (ii) defamation or slander, (iii) negligent or intentional misrepresentations, (iv) wrongful discharge, (v) interference with contract, (vi) negligent or intentional infliction of emotional distress, (vii) violation of public policy, (viii) retaliation, (ix) promissory estoppel, (x) harassment, (xi) whistle blowing, or (xii) unpaid wages. By way of example, this release covers any and all claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, and any other federal, local or common laws regarding rights or claims relating to employment. You understand that by signing this General Release you are not releasing any accrued and vested rights you have under Freescale benefit plans that survive separation from employment under the terms of the plans; any rights that cannot be waived by law, including the right to file an administrative charge of discrimination; or any rights that arise under this Agreement.

14. CONDITIONS OF AGREEMENT. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. You agree that if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will still be enforceable. You further agree that you have had sufficient time (at least 21 days) to consider this Agreement and you were advised to consult with an attorney, if desired, before signing below. You understand and agree that any change, whether material or otherwise, to the initial terms of this Agreement shall not restart the running of this twenty-one (21) day period. This Agreement will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Larry M. Parsons, Vice President, Business Conduct and Ethics, 7700 West Parmer Lane, MD:TX32/PL02, Austin, Texas 78729.

EXECUTIVE	FREESCALE SEMICONDUCTOR, INC.

By:
NAME
Date:	Date:

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